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                                                                   EXHIBIT 10.97
                               LICENSE AGREEMENT



        This License Agreement (this "Agreement") is effective as of June 21, 2001 (the "Effective Date") by and between Gemini Pharmaceuticals, a New York corporation with its principal place of business at 87 Modular Avenue, Commack, NY 11725 ("Licensee"), and drkoop.com, Inc., a Delaware corporation with its principal place of business at 225 Arizona Avenue, Suite 250, Santa Monica, California 90401 ("KOOP").

                                   WITNESSETH

        WHEREAS, Licensee is a fully licensed, private label manufacturer and distributor of OTCs, dietary supplements, herbs and nutritional products;

        WHEREAS, KOOP holds the exclusive right to utilize the C. Everett Koop, M.D. name and/or likeness in connection with the sale, promotion and advertising of the Products (as hereafter defined); and

        WHEREAS, Licensee desires to manufacture, distribute and market a private label line of KOOP nutritional products and formulations, specifically those set forth in Exhibit A (collectively, the "Products") to those distribution and retail entities located in the United States and identified in Exhibit C (the "Territory").

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual covenants and conditions herein set forth, Licensee and KOOP hereby agree as follows:

1. LICENSE GRANT; LIMITATIONS

        1.1 License Grant. KOOP hereby grants to Licensee, during the term of this Agreement and subject to the terms and conditions set forth herein, an exclusive, non-transferable right and license to produce, promote, advertise, sell and distribute the Products throughout the Territory, including an exclusive right and license to use those KOOP trademarks set forth in Exhibit B (collectively, the "KOOP Marks") in connection therewith, in each case subject to the terms and conditions of this Agreement. During the term of this Agreement, except as otherwise permitted herein, KOOP will not (i) grant to any person or entity other than Licensee the right and license to produce, sell and distribute the Products in the Territory or use the KOOP Marks or the Proprietary Information in connection with the production, distribution or sale of the Products in the Territory; or (ii) itself produce, sell and distribute the Products in the Territory or use the KOOP Marks or the Proprietary Information in connection with the production, distribution or sale of the Products in the Territory. The Products shall be sold and distributed by Licensee only for sale and distribution in pharmacies, grocery stores and/or specialty stores, and such other outlets and distribution channels as may be expressly approved by KOOP in writing as set forth in Exhibit C.

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        1.2 Limitations on License. No right is granted to Licensee to use
KOOP's Proprietary Information or the KOOP Marks in connection with any product or service other than the Products. In addition, no license or consent is granted to Licensee for the manufacture, sale or distribution of the Products as premiums or promotional items, for publicity purposes, for fund-raising, for giveaways, in combination sales ("purchase with purchase"), or for other methods of merchandising, or for disposal in any manner by which Licensee will receive payment which is less than the regular selling price in the trade without the prior written consent of KOOP. Licensee may not use any KOOP Marks in connection with any sweepstakes, lottery, game of chance, or similar promotional or sales device, scheme or program without the prior written consent of KOOP. Licensee shall not sell, distribute or export the Products or otherwise use, either directly or indirectly, the KOOP Marks outside the Territory. Moreover, Licensee shall not, either directly or indirectly, distribute or sell the Products to any person who intends or is likely to resell them outside the Territory. No right, express or implied, is granted to Licensee to allow anyone other than Licensee to manufacture or otherwise produce the Products without the prior written consent of KOOP, which such consent, if granted, shall be expressly conditioned upon the execution by such manufacturer, contractor, screen printer, and/or subcontractor (collectively, "Subcontractors") of an agreement to be bound by the terms of this Agreement in the form of Exhibit F. Notwithstanding KOOP's consent to subcontract, Licensee shall remain fully responsible for all matters relating to the Products. In addition, Licensee shall promptly provide KOOP with copies of all agreements with Subcontractors and promptly notify KOOP in writing of the engagement and termination of each Subcontractor. Notwithstanding the foregoing, no right, express or implied, is granted to Licensee to sublicense, assign or otherwise transfer the right to use the KOOP Marks to third parties. It is agreed that the rights and privileges granted to Licensee are each and all expressly conditioned upon the faithful performance on the part of Licensee of every requirement herein contained, and that each of such conditions and requirements are specific license restrictions.

        1.3 Other Rights Reserved. All rights of KOOP not expressly granted to Licensee in this Agreement are hereby reserved to KOOP and its other licensees. Without limiting the generality of the foregoing, KOOP expressly reserves the right to pursue business opportunities itself or with any third parties relating to the advertisement, promotion, sale and distribution of the Products via catalogues, the Internet and/or distribution and retail entities other than those identified in Exhibit C; provided that Licensee shall be entitled to receive a Manufacturing Fee (as described in Section 3.11 below) for all Products it produces for KOOP for such purposes.

        1.4 Competitive Products. As a material inducement for KOOP to enter into this Agreement and grant to Licensee an exclusive license, during the term of this Agreement, Licensee agrees that it shall not design, develop, produce, promote, advertise, sell or distribute any product formulations that are identical in nature to those associated with the Products or assist any person or entity in doing any of the foregoing. In addition, during the term of this Agreement and thereafter, Licensee shall not use, nor license or otherwise permit the use of the molds, dies, tooling or specifications designed specifically for the production of any packaging for the Products or any advertising or promotional materials for the Products for any other individual or entity, and Licensee shall not manufacture the Products (as identified in Exhibit A) for sale under any trademark, including Licensee's own trademarks, other than the KOOP Marks.

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        1.5 Limitations on Exclusivity. In the event Licensee breaches or fails to perform any provision of this Agreement, including without limitation any of the payment and royalty provisions, then, in addition to all other rights and remedies provided hereunder, at law or in equity, KOOP shall have the right to declare the licenses granted hereunder to be nonexclusive; provided that, in the event of such a declaration, all of the other terms and conditions of this Agreement shall remain in full force and effect. In such event, KOOP shall have the right to grant to any person or entity the right and license to produce, sell and distribute the Products in the Territory and to use the KOOP Marks and the Proprietary Information in connection with the production, distribution or sale of the Products in the Territory, and to do the foregoing itself.

        1.6 Third Party Opportunities.

                (a) Following the initial six month period from launch of the product, in the event a third party approaches KOOP with a written business proposal whereby the third party will perform the functions to be performed by Licensee under this Agreement with an increase in revenues to KOOP in excess of 25% of the then-current revenues being received by KOOP for the specific product (e.g., as a result of an increase in production, increase in royalties or decrease in costs, etc.), Licensee shall have the right to review, prepare an assessment and match the third party's proposal. Assuming the proposal does not violate the governing principals of the drkoop.com/Gemini business guidelines and in the event Licensee cannot or refuses to match said proposal or if within a reasonable period of time, KOOP shall have the right to declare the licenses granted hereunder to be non-exclusive and to pursue the business opportunity with the third party.

                (b) In the event KOOP acquires the stock, interests or assets of a company (the "Acquired Company") engaged in the design, development, manufacture, sale or distribution of the Products and if the Acquired Company has contractual obligations with respect to the manufacture, sale or distribution of any Products or other similar products either then currently or contemplated to be manufactured by Licensee for KOOP, then, notwithstanding anything contained herein to the contrary, KOOP and/or such company shall have the right to manufacture, distribute and/or sell the Products and use the KOOP Marks in connection therewith, both within and outside of the Territory; provided, however, that Licensee shall have the right, to be exercised within a reasonable period of time, to perform the same functions at the same or lesser cost (including without limitation the costs of any termination or cancellation fees or damages for breach arising from any agreement previously entered into by the Acquired Company).

        1.7 Publicity. Licensee shall not issue or permit the issuance of any press release or other public statement regarding this Agreement or the parties' relationship without prior coordination with and approval from KOOP. Other than as granted in this Agreement, Licensee shall not have any right to use the name and/or likeness of Dr. C. Everett Koop or to make any statements, whether written or oral, which state or otherwise imply, directly or indirectly, any endorsement from or affiliation with Dr. Koop or KOOP in any manner whatsoever, without the prior written consent of KOOP which consent may be withheld in KOOP's sole discretion.


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2. RESPONSIBILITIES OF THE PARTIES

        2.1 Responsibilities of Licensee. In consideration of the license granted and consideration paid by KOOP herein, Licensee shall be responsible for performing the following:

                2.1.1 Manufacturing. Licensee shall be responsible for all aspects of the manufacture of the Products, which shall include but not be limited to:

                i. Production of formulations and samples for initial research & development;

                ii.     Procurement of raw materials for the Products;

                iii. Product manufacturing, with Licensee having the stock and inventory capability and availability to produce 500,000 individual units/bottles of the Products at least thirty (30) days prior to the Launch Date (as defined below);

                iv.     Laboratory testing of the Products

                v.      Packaging of the Products

                vi.     Shipping of the Products

                vii.    Maintaining the Product inventory

                viii. Procurement and maintenance of product liability insurance, under which KOOP to be an additional insured

                ix. Compliance with all necessary regulatory and quality standards for product manufacturing and testing

                2.1.2 Non-Manufacturing. Licensee shall also be responsible for the following:

                x.      Product research and development

                xi.     Creation of compliant product labels

                xii.    Account penetration of the Products (e.g., samples)

                xiii. Negotiation with distributors, retail outlets, pharmacies and other sales organizations for sales and payment terms, etc.

                xiv. Development of a roll-out plan for distribution and sale of the Products

                xv.     Ongoing marketing and advertising of the Products

                xvi.    Accounts receivable and collections

                xvii.   Account maintenance and customer service

                2.1.3 Distribution. Upon execution of this Agreement, Licensee shall provide to KOOP the "roll-out" plan referenced above within the Proposal referenced in Section 6.5.1 below that shall set forth in specific detail the following obligations of Licensee under this Agreement and relating to the distribution of the Products, including:

                a) Using its best efforts to ensure that the Products will be carried by approximately five thousand (5,000) individual retail outlets within the Territory by on or about September 1, 2001 (the "Launch Date"), but in no case later than thirty (30) days after the Launch Date;

                b)      Confirming that the inventory capability and
                        availability to produce the initial, appropriate amount of Products with sufficient materials and capacity to fulfill distribution unit requirements of the Products shall be distributed to the aforementioned retail outlets and available for retail purchase by the general public no later than the Launch Date.
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                2.1.4 Conduct of Business. Licensee, at all times and at its own cost and expense, shall use its best efforts to aggressively and energetically develop the market for and exploit the Products through the Territory in accordance with the responsibilities of KOOP as set forth in Section 2.2, to promote the sale and distribution of the Products through the distributor and retail network in the Territory, and to enhance the reputation and goodwill associated with the Products and the KOOP Marks, throughout the Territory. Without limiting the generality of the foregoing, Licensee shall maintain a reasonable inventory of the Products to facilitate timely distribution, and maintain a sales force sufficient to provide effective distribution throughout the Territory. Licensee shall use its best efforts to commence commercial production of the Products at the earliest commercially practicable date following execution of this Agreement.

                2.1.5 Compliance with Laws. Licensee shall obtain all permits, licenses and approvals necessary for the development, advertisement, manufacture and distribution of the Products in the Territory. Licensee and all Subcontractors shall conduct its activities under this Agreement in strict compliance with all applicable laws, rules and regulations, including without limitation minimum wage, benefits and overtime regulations and other laws pertaining employees and workers.

                2.1.6 Licensee agrees that, upon request by KOOP, Licensee shall submit a reasonable number of the Products to KOOP and its agents and representatives at no cost for advertising and promotional purposes. In addition, KOOP shall be entitled to purchase a reasonable number of the Products from Licensee at the cost of manufacture of such Products. No royalty shall be owed KOOP for the Products so provided to KOOP.

                2.1.7 Licensee shall ensure that the Products are safe, free from defects and suitable for the purpose for which they are intended to be used in accordance with industry standards. Licensee shall promptly notify KOOP in writing of any complaint with respect to the Products. In addition, Licensee shall provide the addresses of all of Licensee's facilities where the Products are developed, manufactured or packaged. KOOP shall have the right to inspect all such facilities of Licensee as set forth in Section 6.3.

                2.1.8 Product Production Requirements. Licensee shall ensure that, throughout the duration of this Agreement, it will have the resources necessary to meet all production requirements relating to the Products, either directly or through Subcontractors and/or other third parties, as necessary. Upon full execution of this Agreement, and as a normal part of its business operation, Licensee shall ensure that an outsourcing agreement with a third party has been secured as a contingency for production of the Products in the event Licensee cannot fulfill production requirements for a given period, to be agreed upon by the parties. Any compensation to the Subcontractor/third party for this production shall come solely from Licensee. Furthermore, in the event Licensee notifies KOOP of its inability to fulfill production requirements for the given period, KOOP shall have the option of either utilizing the third party secured by Licensee or seeking its own third-party manufacturing opportunity, as governed by Section 1.6.

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        2.2 Responsibilities of KOOP. In consideration of the services provided by Licensee herein, and in addition to KOOP's financial obligations set forth herein, KOOP shall be responsible for participating in ongoing advertising and marketing efforts relating to the Products, as mutually agreed upon by the Parties and as set forth in the marketing plan referenced in Section 6.5.1 below.

        2.3 Joint Management. Upon execution of this Agreement, the parties shall form a joint executive team comprised of three (3) KOOP officers and two
(2) Licensee officers (the "Team") to, among other things, manage and monitor the progress of the business against objectives; review opportunities; explore product line extensions; and address and resolve issues not directly or expressly contemplated by this Agreement. The Team shall meet no less than once on a quarterly basis in person and/or via telephone at a location mutually agreed upon by the parties. In addition, Licensee shall appoint a full-time project manager whose sole responsibilities shall be the operational management of the Products. Said project manager shall be the designated primary liaison between KOOP and Licensee, and shall be expected to respond to all inquiries, whether via phone, fax or email, from any member of the Team from KOOP within one business day.

3. PAYMENTS AND ROYALTIES

        3.1 Capital Contributions By KOOP. In consideration of the services to be performed by Licensee hereunder, and in consideration for ownership of the formulations for the Products, KOOP shall provide Licensee with an initial capital contribution of $250,000.00, payable within thirty (30) days following the Effective Date. Said capital contribution shall be used by Licensee solely in connection with the Products, for matters such as slotting/shelving fees, initial advertising and marketing and initial market research, as Licensee deems appropriate. In addition, KOOP agrees to reinvest the equivalent of up to thirty percent (30 %) of its Monthly Royalty into marketing and promotion of the Products and/or trademark/brand registration and enforcement, based on the current marketing needs as set forth in the marketing plan referenced in Section
6.5.1 below.

        3.2 Issuance Of Warrants by KOOP. In consideration of the services to be performed by Licensee hereunder, KOOP shall issue to Licensee warrants to purchase 220,000 shares of KOOP common stock at a strike price of $0.35 per share. KOOP shall formulate all necessary paperwork for said issuance upon execution of this Agreement. The warrants shall vest no later than thirty (30) days after the Launch Date, provided that Licensee has met its obligations set forth in Section 2.1.3. In the event said obligations have not been met, the warrants shall vest on the one-year anniversary of the Effective Date of this Agreement. However, in the event this Agreement is terminated prior to said contemplated vesting date, all warrants issued to Licensee shall revert to KOOP.

        3.3 Royalties. During the term of this Agreement, and except as provided in Section 3.10, Licensee shall pay KOOP a monthly royalty on all Net Sales Revenues generated by Licensee in connection with the sale or distribution of the Products in the preceding calendar month, beginning on the day KOOP approves the Packaging for the Products. Said royalty shall be mutually agreed upon by the parties, and shall be set forth in the Proposal referenced in Section 6.5.1.

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        3.4 Minimum Sales. After the first six (6) months of the Initial Term of this Agreement, Licensee shall be obligated to achieve and maintain minimum guaranteed sales per Product as set forth in Exhibit D, with any failure on the part of Licensee to meet said guaranteed monthly royalty to be governed by
Section 1.5.

        3.5 Net Sales Revenues. For purposes of this Agreement, "Net Sales Revenues" shall mean the total list price of the Products shipped by Licensee to its customers less discounts to the extent permitted hereunder; provided that such discounts shall not average more than fifteen percent (15%) of Licensee's Net Sales Revenues on a company-wide basis, and any changes to such percentage must be mutually agreed upon between the parties. Net Sales Revenues shall not include any costs related to shipping. Licensee shall give cash discounts, quantity discounts or promotional allowances relating to the Products if, and only to the extent that, Licensee has provided KOOP notice thereof in Licensee's marketing plans presented and mutually agreed upon in accordance with Section 6.6.

        3.6 Payment. The royalty payments required to be made by Licensee to KOOP shall be due and payable within three (3) business days of receipt by Licensee of monies from those entities identified in Exhibit C. Each payment shall be accompanied by a report reasonably acceptable to KOOP that is signed and certified by a duly authorized officer of Licensee indicating the following (broken down per Product): the number of units of each Product sold, the amount of Net Sales Revenues, customers' names and numbers, and the monthly royalty.

        3.7 Records. Licensee shall prepare and maintain, in accordance with standard industry practice, complete and accurate books of account and records containing all particulars that may be necessary for the purpose of complying with the terms and conditions hereof, and for determining Net Sales Revenues and royalties, which books and records shall be maintained separately and distinctly from those relating to Licensee's businesses other than the sale of the Products. KOOP and its duly authorized representatives shall have the right, upon reasonable advance notice, during normal business hours to examine said books of account and records to the extent reasonably required to verify the amount of Net Sales Revenues any royalties payable for any month within the term of this Agreement. In addition, KOOP may cause an independent public accounting agency mutually agreeable to the parties, upon reasonable advance notice to Licensee, but no more than one time in any twelve-month period (unless the examination discloses an underpayment), to examine the books of account and records described above to verify the accuracy of the statements submitted by Licensee. KOOP shall have the right to make copies, at its expense, of any such books and records. Such examination shall be at KOOP's expense; provided, however, that if such examination discloses an underpayment of the total royalty due to KOOP for any monthly period of four percent (4%) or more, then the expenses of such examination shall be borne by Licensee upon the presentation by KOOP of adequate substantiation of such underpayment.

        3.8 Late Payments. In the event Licensee fails to timely pay to KOOP royalties that are then due and payable, Licensee shall correct such failure to pay within ten (10) days of receipt of notice of default from KOOP. Without limitation of KOOP's rights under this Agreement, if KOOP uncovers an error in Net Sales Revenues or royalty compensation due or payable to KOOP, Licensee agrees to pay immediately all sums due, together with a late payment fee equal to the amount of underpayment times the prime rate plus two percent (2%) or the maximum amount permissible under law. The exclusive rights granted to Licensee hereunder shall, unless waived in writing by KOOP, automatically convert to non-exclusive rights when any such failure to pay within the ten-day cure period occurs more than once in any twelve-month period.

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        3.9 Manufacturing Fee. In the event KOOP consummates a business relationship with a distributor and/or retail entity not identified in Exhibit C, Licensee shall be entitled to receive a fee for the manufacture and fulfillment of the Products based on direct costs to Licensee, as more fully set forth in Exhibit E.

        3.10 Holdback Fees. The parties agree to each have two percent (2%) of their respective net revenues generated from this Agreement withheld by Licensee, up to $100,000, to cover any and all necessary and incidental costs associated with returns, restocking fees, etc. The parties agree to monitor the amount of these fees being withheld on a quarterly basis for the purpose of making adjustments as necessary and, as appropriate and/or required, to equivocally distribute any unused funds entitled to each of the respective parties.

4. CONFIDENTIAL AND PROPRIETARY INFORMATION

        4.1 The parties may disclose to each other certain technical, medical, scientific or other business information that is not generally available to the public and that the parties deem to be confidential ("Confidential Information") and proprietary ("Proprietary Information"). For purposes of this Agreement, "Confidential Information" shall mean all confidential and proprietary advice, knowledge, information, data, materials, trade secrets and know-how, including without limitation Proprietary Information (or components thereof or enhancements thereto). For purposes of this Agreement, "Proprietary Information" shall mean the Product formulations and all information and know-how related to the development, formulation, presentation, processing and manufacture of the Products, disclosed by one party or its agents to the other party in the course of performing this Agreement, and any and all documentation related thereto. The parties acknowledge and agree that the Proprietary Information shall be owned exclusively by KOOP and shall be deemed the Confidential Information of KOOP.

        4.2 The parties agree to use Confidential Information solely in conjunction with its performance under this Agreement and not to disclose or otherwise use such information in any fashion. The parties, however, will not be required to keep confidential any Confidential Information that (i) is publicly available or (ii) is required by law or judicial process to be disclosed.

        4.3 Unless required by law or to assert its rights under this Agreement, and except for disclosure on a "need to know basis" to its own employees, and its legal, investment, financial and other professional advisers on a confidential basis, the parties agree not to disclose the terms of this Agreement or matters related thereto without the prior written consent of the other party.

        4.4 This Section 4 shall survive for a period of five (5) years beyond any expiration or termination of this Agreement.

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5. REPRESENTATIONS AND WARRANTIES

        5.1 KOOP represents and warrants that: (a) its entry into this Agreement does not violate any agreement with any other party; and (b) its performance under this Agreement will conform to applicable U.S. laws and government rules and regulations.

        5.2 Licensee represents and warrants that: (a) its entry into this Agreement does not violate any agreement with any other party; (b) its performance under this Agreement and development, design, manufacture, advertisement, sale and distribution of the Products will conform to all applicable laws and government rules and regulations; (c) the services to be rendered and the materials provided under this Agreement, including without limitation the Products, neither infringe nor violate any patent, copyright, trade secret, trademark or other right of any third party; and (d) the Products are safe and free from defects.

6. QUALITY CONTROL

        6.1 Licensee agrees that the Products shall be manufactured, packaged, presented, advertised, promoted, publicized, distributed and sold only in a manner that is consistent with the applicable industry standards for the Products and commensurate with the prestige and reputation of the KOOP Marks. Licensee agrees to use only those formulations agreed to with KOOP in writing and any variation shall require KOOP's prior written approval. Licensee shall at all times and in all respects exercise its rights and privileges granted under this Agreement so as to reflect credibly on KOOP and so as not to injure, damage or render less valuable the KOOP Marks and/or the Products and the goodwill associated therewith.

        6.2 Prior to any use of the KOOP Marks on or in connection with each Product, Licensee must submit complete samples of each Product identified in Exhibit A or each new Product added to Exhibit A (collectively, "Submitted Sample(s)"). Whenever samples of the Products are required to be submitted to KOOP for its approval, samples shall be submitted in quantities sufficient for KOOP to assess the uniformity of the Products. KOOP shall notify Licensee in writing whether each of the Submitted Samples meets KOOP's standards for each Product. In the event KOOP determines that a Submitted Sample is not produced in accordance with KOOP's standards, KOOP shall promptly notify Licensee and shall specify in what respects the Submitted Sample is unacceptable, and Licensee shall resubmit corrected samples for KOOP's approval. All Products produced and sold by Licensee shall be substantially identical to the Submitted Samples that have been approved by KOOP (collectively, "Approved Samples"), subject to reasonable, immaterial variations within the highest quality, industry-acceptable tolerance range (the "Tolerance Range"). Licensee agrees not to produce, sell or distribute any Products using material variations of the formulas developed by Licensee and approved by KOOP without the prior written approval of KOOP. The parties will make good faith efforts to develop new products to expand the line of Products. Any new Products resulting from modification of any of the formulas that KOOP wishes to have produced, marketed or sold by a third party shall be added to Exhibit A by the parties by means of a modification of this Agreement in accordance with Section 11 and shall become Products covered by this Agreement. KOOP agrees to consider improvements and changes to the formulations as are reasonably necessary to make the Products successful in the marketplace and to make such additional changes in keeping with KOOP's standards as are reasonably necessary to permit Licensee to produce the Products in accordance with its own standards and the standards prevalent in Licensee's industry. Notwithstanding anything to the contrary herein, if either party proposes a new product and the parties are unable to agree upon the formulations and packaging therefor within thirty (30) business days, KOOP shall have the right to license the KOOP Marks and KOOP Proprietary Information in connection with the production, promotion, advertising, sale and distribution of such product to another person or entity or to produce, promote, advertise, sell and/or distribute such product(s) on its own behalf, subject in each case to the prohibitions contained in this Agreement regarding the use of Licensee's Proprietary Information by KOOP.
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        6.3 KOOP shall have the right, during normal business hours and upon reasonable notice to Licensee, to inspect all manufacturing facilities utilized by Licensee in, and to examine all processes and records relating to, the production, packaging and distribution of the Products, including, without limitation, the right to open and inspect packages of Products, and to make such other tests and inspections as it shall deem necessary to insure the quality of the Products. In addition, no more frequently than once every two (2) months, KOOP may, at any time during normal business hours with reasonable notice to Licensee, perform a plant-wide quality assurance audit in Licensee's facilities for the purpose of ensuring Licensee's compliance with sound sanitation practices, regulatory requirements, other governmental standards and regulations, good manufacturing practices and other tests to be agreed upon between the parties in good faith.

        6.4 In order to ensure the freshness of the Products, each packaging or label for the Products shall be legibly stamped with a product expiration date and Licensee shall take all steps reasonably required by KOOP to insure that the Products are not sold or distributed to the consumer beyond such product expiration dates. The appropriate shelf life and applicable expiration date for each Product shall be mutually agreed upon by both parties and shall not be longer than the shelf life applicable to other similar products manufactured and sold by Licensee. Licensee shall take all necessary steps requested by KOOP to correct any deficiencies that might affect the quality of the Products, including, without limitation, the recall of Products that are being sold beyond their expiration dates or that have been determined by KOOP, upon testing of samples purchased in the open market, to present a health hazard to the consumer in accordance with this section.

        6.5 Licensee agrees that it will use and display the KOOP Marks only on such items and in such form and manner as is specifically approved by KOOP in writing. Licensee must obtain the prior written approval of KOOP for all designs, specifications, colors, materials, contract manufacturers and quality standards of all packaging for the Products, including but not limited to any labels, instructions, containers and displays intended to be utilized in connection with the Products (collectively, the "Packaging"). With respect to obtaining such approvals, the following shall apply:

                6.5.1 Within thirty (30) days of the execution of this Agreement, Licensee shall submit to Licensor for its review a product proposal (the "Proposal"), on a per-Product basis, that includes the following information: the finalized Product formulations; a market and competitive overview and analysis related to the Product; projected positioning of the Product; existing and/or planned distribution and sales channels for the Product; Product Packaging; suggested retail pricing for the Product; projected sales figures for the Product; costs to Licensee relating to the Product; the proposed royalties to KOOP relating to the Product; and such other related information as KOOP may request. KOOP shall provide its written comments on the Proposal within ten (10) business days of receipt, and Licensee shall revise the Proposal in response to any comments from KOOP. The final Proposal shall be mutually agreeable to both parties and shall be signed by both parties prior to further implementation by Licensee.


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                6.5.2 With respect to the initial line of the Products, and thereafter from time to time during this Agreement with respect to any additional items of Packaging proposed to be used by Licensee, Licensee shall submit to KOOP prototypes of each item of Packaging for KOOP's written approval. KOOP shall notify Licensee of any objections of such prototype samples. In the event KOOP objects to any aspect of any prototype, KOOP shall state the particulars of such objections in writing and shall further set forth KOOP's suggested modifications in order to remove such objections. Licensee shall be entitled to resubmit a corrected prototype for approval. Licensee shall not manufacture or use any item of Packaging without having received KOOP's prior written approval for such item of Packaging. All Packaging manufactured or used in connection with the Products shall be substantially identical in all respects to the prototypes that have been approved by KOOP (the "Final Prototypes"). Immediately upon commencement of commercial production or each item of Packaging and at each subsequent printing thereof, Licensee shall provide KOOP with a production sample of each item of Packaging. If, in KOOP's reasonable judgment, the production sample is not substantially identical to the Final Prototype, KOOP shall promptly notify Licensee and specify in what respects the production samples are nonconforming with the Final Prototype. Upon receipt of such notice, Licensee shall immediately stop production of the item of Packaging until a production sample is submitted to KOOP that KOOP reasonably determines is substantially identical in all respects to the Final Prototype. Licensee agrees not to affix or otherwise use KOOP Marks on any item of Packaging in connection with the Products until Licensee receives, in writing, KOOP's prior written approval to do so.

                6.5.3 All Products shall bear at least one label or display with a KOOP Mark in a form approved by KOOP in accordance with this Section 6.5.3.

                6.5.4 Once an item has been approved by KOOP, Licensee shall have no obligation to resubmit the same items from the same print run prior to each subsequent use. Either party may request modification of Packaging or develop new Packaging from time to time, provided, however, that the parties make good faith efforts to consult with each other in such modification and development and further provided that Final Prototypes shall be submitted to KOOP for its written approval prior to commercial production in accordance with the procedures set forth in this Section 6.

        6.6 The parties shall together mutually determine the creative content and themes of all advertising for the Products, and such advertising shall be appropriate in light of the prestige and reputation of the KOOP Marks. In furtherance of the foregoing, KOOP shall have the right to approve in advance any and all advertising, marketing, promotion or public relations programs to be conducted by Licensee, including, without limitation, the materials, themes, talent, spokespersons, media, standards, policies and uses of such materials and programs, for the Products and all trade materials, invoices, stationary and other printed matter prepared by or for Licensee for use in connection with the Products, and any press releases, public statements or responses to press inquiries relating in any way to this Agreement or to the Products. Notwithstanding the foregoing, KOOP acknowledges that Licensee may not have control over cooperative advertisement prior to publication of such advertisement and therefore, cannot submit such cooperative advertisement to KOOP for its prior approval, but Licensee shall submit representative samples of such cooperative advertisements upon KOOP's request. At least once each year, Licensee will submit, for KOOP's review, a presentation detailing Licensee's plans to market, promote and advertise the Products and a complete business plan for the next four calendar quarters, including marketing, advertising and sales plans detailing sales, advertising and promotional programs and expenditures for each quarter, and such annual marketing plan shall be mutually agreeable to both parties. Licensee agrees to support the Products with adequate advertising and promotional activities with those entities identified in Exhibit C and to spend during each year the amounts agreed upon in each annual marketing plan for such activities. Only those costs that are directly allocable to advertising or promoting the Products shall in included in calculating the annual advertising expenditures.

        6.7 KOOP may require Licensee to recall, at Licensee's expense, any Product and/or item of Packaging that is nonconforming to the respective Approved Sample (and outside the Tolerance Range) or the Final Prototype, as applicable, which is in violation of Section 6 and/or which has been sold, used or distributed without prior written approval of KOOP. In the event Licensee fails to promptly take all reasonable steps to effect the recall, KOOP may purchase or collect, at Licensee's expense, any Products and/or item of Packaging found in the marketplace which, in KOOP's reasonable judgment, is nonconforming and outside the Tolerance Range or otherwise in violation of this Agreement as set forth above.

        6.8 KOOP shall cooperate fully and will expend its reasonable best efforts to perform its evaluations of all required samples and prototypes and, when satisfactory, will provide its written approval. All samples and prototypes that are properly submitted to KOOP for approval under Section 6 that have not been disapproved within fifteen (15) business days after receipt shall be deemed approved.

7. OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY AND PRODUCT FORMULATIONS

        7.1 Intellectual Property. All materials used by Licensee in connection with the KOOP Marks are proprietary to KOOP or its suppliers, and are protected by law, including but not limited to United States copyright, trade secret, patent and trademark law. Licensee acknowledges and agrees that: (a) KOOP owns all right, title and interest in and has exclusive rights to the KOOP Marks and all intellectual property and trade secret rights relating to the Products, including without limitation the product formulations (collectively, the "KOOP IP"); (b) Licensee shall not represent that it has any right, title or interest in or to any KOOP Marks or KOOP IP, or take any action which is inconsistent with KOOP's exclusive ownership thereof; (c) all use of the KOOP Marks by Licensee shall inure to the benefit of KOOP; and (d) Licensee shall not contest, dispute or intentionally impair, directly or indirectly, KOOP's exclusive right, title and interest in and to the KOOP Marks or the KOOP IP or the validity thereof. Licensee shall not apply for registration or protection or seek to obtain ownership of the KOOP Marks or KOOP IP in any nation.

        7.2 Product Formulations. All formulations developed by Licensee relating to the Products shall be jointly owned by the parties. Upon completion of each such formulation approved by KOOP, Licensee shall deliver to KOOP all necessary and relevant information and documentation, in a mutually acceptable format, relating to each such formulation. The parties agree in good faith to work together to perform all necessary tasks relating to the protection of each party's ownership in the Product formulations.

        7.3 Registration. KOOP shall have the sole and exclusive right, at its own expense, to seek and obtain trademark and copyright registrations for any and all of the KOOP Marks, Packaging or advertising, or any portion or combination thereof, and to seek and obtain patents for any of the Products. Licensee shall cooperate with KOOP in the preparation, execution, filing and prosecution of trademark, copyright and patent applications. Licensee shall, at no cost to KOOP, provide samples of the Products and Packaging to KOOP for use in filing and prosecuting such applications. Notwithstanding such cooperation, Licensee shall have no ownership interest in such applications, or in the patents or registrations arising therefrom.

        7.4 Infringement.

                7.4.1 Infringement by Third Parties. Licensee shall promptly notify KOOP of any known or suspected use of the KOOP Marks or KOOP IP by others not duly authorized by KOOP. Notification of such infringement shall include all details known by Licensee that would enable KOOP to investigate such infringement. Nothing in this section shall require KOOP to bring suit for the infringement of any of the KOOP Marks or KOOP IP. Licensee shall have no right to initiate an action of its own against an alleged infringer without first obtaining the prior express written approval of KOOP. Licensee agrees to fully cooperate with KOOP in prosecution of any action against an infringer, including without limitation the provision of evidence and testimony in such action. In the event that KOOP should attempt to pursue any infringer and obtains a recovery from said infringers, whether by adjudication or settlement, KOOP shall be entitled to retain the entirety of any such recovery to the exclusion of Licensee.

                7.4.2 Alleged Infringement by Licensee. In the event of any suit, action or other proceeding against Licensee involving any claim of infringement based upon Licensee's use of the KOOP Marks or sale of the Products, Licensee shall promptly send KOOP copies of all papers served in such suit, action or other proceeding. KOOP, at its sole cost and expense, shall have the exclusive right, in its sole discretion, to defend all claims of infringement in any such suit, action or other proceeding. Licensee, at its sole cost and expense, shall provide testimony and other evidence in any such suit, action or other proceeding, and shall otherwise cooperate with KOOP in any way necessary or desirable in order to permit KOOP successfully to defend such suit, action or other proceeding.

8. LIMITATION OF LIABILITY; DISCLAIMER

        8.1 IN NO EVENT SHALL KOOP BE LIABLE TO LICENSEE FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY NATURE, UNLESS KOOP ENGAGES IN CONDUCT THAT IS INTENTIONAL OR RECKLESS. THE FOREGOING SHALL APPLY REGARDLESS OF THE NEGLIGENCE OR OTHER FAULT OF KOOP AND REGARDLESS OF WHETHER SUCH LIABILITY SOUNDS IN CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY OR ANY OTHER THEORY OF LIABILITY.

        8.2 EXCEPT AS SET FORTH IN SECTION 5, KOOP MAKES NO, AND LICENSEE ACKNOWLEDGES THAT KOOP HAS NOT MADE ANY, AND HEREBY SPECIFICALLY DISCLAIMS ANY, REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY WARRANTY OF NON-INFRINGEMENT.

9. TERM AND TERMINATION

        9.1 Term. The initial term of this Agreement (the "Initial Term") begins upon the Effective Date and shall continue until the third anniversary of the Effective Date, unless sooner terminated in accordance with this Agreement. The Initial Term shall be automatically renewed for successive one-year periods unless terminated by either party within ninety (90) days of the expiration of the Initial Term.

        9.2 Termination for Cause.

                (a) KOOP will have the right to immediately terminate this Agreement if Licensee is in default of any obligation herein, and such breach is incapable of being cured, or if such breach is capable of cure, such breach is not cured within thirty (30) days (or ten (10) days with respect to any default in any payment obligation) after receipt of written notice of such default from KOOP or within such additional cure period as KOOP may authorize.

                (b) KOOP will have the right to immediately terminate this Agreement if Licensee is in default of any obligation set forth in Sections 1.2, 1.4, 1.7, 2.1.5, 2.1.7, 4, 5.2, 6, 7, 10, 11.2 or 11.9, or if Licensee engages in any conduct or practice which is detrimental to the good name, goodwill or reputation of KOOP, the KOOP Marks, Dr. Koop or the Products, and such breach is incapable of being cured, or if such breach is capable of cure, such breach is not cured within five (5) business days after receipt of written notice of such default from KOOP or within such additional cure period as KOOP may authorize.

        9.3 Termination for Tobacco Affiliation. Licensee shall promptly notify KOOP prior to commencing any activities relating to a Tobacco Industry Affiliation (as defined below). After receiving such notice or learning of any such Tobacco Industry Affiliation, KOOP may terminate this Agreement at any time upon written notice without liability of any kind; provided, however, that in the event of any inadvertent breach of this provision by Licensee, Licensee shall have ten (10) business days to remedy any such breach. For purposes of this Agreement, "Tobacco Industry Affiliation" shall mean being an entity, or being under the control of an entity, which engages in the manufacture or wholesale distribution of tobacco or tobacco products.

        9.4 Termination for Insolvency. Either party shall have the right to immediately terminate this Agreement upon written notice in the event that the other party (a) voluntarily or involuntarily becomes the subject of a petition in bankruptcy or of any proceeding relating to insolvency, receivership, liquidation or composition for the benefit of creditors or (b) notifies the other party in writing of its inability to pay its debts as they become due. Subject to the laws of insolvency and bankruptcy, no termination of this Agreement shall affect the right of KOOP to receive royalties and statements of account due as to activities of Licensee prior to such termination, and no such termination shall relieve either party of its obligations thereunder that subsist or are to be performed after such termination.

        9.5 Consequences of Termination. In the event that either party terminates this Agreement under a provision of this Section 9, upon the effectiveness of such termination, Licensee will immediately cease production of the Products and discontinue all use of KOOP Marks and KOOP IP. In the event KOOP terminates this Agreement other than for cause, KOOP shall have the right to purchase any and all materials relating to the Products and Packaging from Licensee. In the event this Agreement is terminated due to a material breach on the part of Licensee that has not been cured, ownership of any and all materials relating to the Products and Packaging shall automatically and immediately revert to KOOP. Licensee shall have the right to distribute and sell all finished Products that are unsold or undistributed on the date of termination, subject to KOOP's prior approval. In the case of both finished Products and Product-in-process, KOOP shall have the right to require advance payment of the royalties due in respect thereof if this Agreement was terminated by Licensor for Licensee's failure to pay royalties or pursuant to Section 9.4. In the event of termination under this section, the exclusive rights granted to Licensee hereunder shall automatically be changed to non-exclusive rights upon the delivery of notice of termination.

        9.6 Survival. The rights, obligations and limitations under Sections 1.4, 1.7, 3, 4, 5, 7, 8, 10 and 11 and any payment obligations accrued but not paid prior to termination shall survive termination, of this Agreement.

        9.7 Compliance with Laws. If at any point during the term of this Agreement, either party's performance under this Agreement conflicts with any material law or regulation, the parties may suspend performance under this Agreement and negotiate in good faith to amend this Agreement so that each party's performance hereunder complies with the laws and regulations. If after thirty (30) days, the parties are unable to agree on a mutually acceptable amendment, either party may immediately terminate this Agreement upon written notice to the other party.

10. INDEMNIFICATION; INSURANCE

        10.1 By KOOP. KOOP agrees to defend, indemnify and hold Licensee and its officers, directors, agents and employees harmless from and against any and all claims, demands, liabilities, actions, judgments, and expenses, including reasonable attorneys' fees, arising out of or related to any breach or alleged breach of any of KOOP's representations and warranties hereunder; provided that
(i) Licensee notifies KOOP promptly in writing of any such claim, (ii) KOOP has the sole control of the defense and all related settlement negotiations, and
(iii) Licensee provides KOOP with all reasonably necessary assistance, information and authority to perform the foregoing at KOOP's expense. KOOP also agrees to cause Licensee to be named as an additional insured on any insurance policy maintained by KOOP with respect to KOOP's conduct and operations relating directly to the subject matter of this Agreement.

        10.2 By Licensee. Licensee agrees to defend, indemnify and hold KOOP and its officers, directors, agents and employees harmless from and against any and all claims, demands, liabilities, actions, judgments, and expenses, including reasonable attorneys' fees, arising out of or related to: (a) any breach or alleged breach of any of Licensee's representations, warranties or covenants hereunder; (b) any proceedings against Licensee and/or KOOP by any federal, state and/or local regulatory agency (including but not limited to the FDA and DEA) relating to the development, manufacturing, distribution and/or commercial use of the Products; and (c) any injury to any person or entity caused by such person's use of or reliance on the Products, including without limitation any product defect or product liability claims; provided that (i) KOOP notifies Licensee promptly in writing of any such claim, (ii) Licensee has the sole control of the defense and all related settlement negotiations, and (iii) KOOP provides Licensee with all reasonably necessary assistance, information and authority to perform the foregoing at Licensee's expense. At a reasonable and customary period prior to distribution of a given Product, Licensee shall procure insurance, at its own expense, and shall at all times maintain in full force and effect at least $10,000,000 per occurrence and in the aggregate of liability insurance coverage with respect to the Products, and shall name KOOP as an additional insured. Licensee shall provide for at least thirty (30) days prior notice to KOOP of any cancellation or substantial modification. Prior to any such cancellation, Licensee shall provide KOOP with a certificate of insurance evidencing that a new insurance policy with the same coverage is in place prior to such termination. Prior to the start of each calendar year and at appropriate intervals throughout the year, Licensee shall provide KOOP with a certificate of insurance and proof that the premium has been paid.

11. GENERAL TERMS AND CONDITIONS

        11.1 Independent Contractors. The parties to this Agreement are independent contractors. Neither party is an agent, representative or partner of the other party. Neither party shall have any right, power or authority to enter into any agreement for or on behalf of, or to incur any obligation or liability for, or to otherwise bind, the other party. This Agreement shall not be interpreted or construed to create an association, joint venture, co-ownership, co-authorship, or partnership between the parties or to impose any partnership obligation or liability upon either party.

        11.2 Assignment. This Agreement and KOOP's rights and obligations thereunder shall be fully assignable by KOOP. Licensee shall not assign, sublicense or otherwise transfer (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement, without the prior written consent of KOOP. Any attempted assignment, sublicense or transfer by Licensee in derogation hereof shall be null and void. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Any change of control of Licensee shall be deemed an "assignment" for purposes of this Section 11.2 and shall be governed by this Section 11.2. As used herein, "change of control" shall include any event (including, without limitation, a merger, sale, liquidation, transfer, encumbrance or other disposition) which results in a change of the legal, beneficial or equitable ownership, directly or indirectly, of more than fifty percent (50%) of a class of voting equity of either party.

        11.3 Modifications. No change, amendment or modification of any provision of this Agreement or waiver of any of its terms will be valid unless set forth in writing and signed by the party to be bound thereby.

        11.4 Governing Law; Jurisdiction. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of California. Each party irrevocably consents to the exclusive jurisdiction of any state or federal court for or within Los Angeles County, California over any action or proceeding arising out of or related to this Agreement, and waives any objection to venue or inconvenience of the forum in any such court. In the event any obligation of this Agreement must be enforced, through litigation or otherwise, the prevailing party shall be entitled to reasonable attorneys fees and costs.

        11.5 No Waiver. The failure of either party to insist upon or enforce strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision or right in that or any other instance; rather the same shall be and remain in full force and effect.

        11.6 Notice. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing, will reference this Agreement, and shall be deemed to have been delivered and given
(a) when delivered personally; (b) three (3) business days after having been sent by registered or certified U.S. mail, return receipt requested, postage and charges prepaid; or (c) one (1) business day after deposit with a commercial overnight courier, with written verification of receipt. All communications will be sent to the addresses set forth below or to such other address as may be designated by a party by giving written notice to the other party pursuant to this Section 11.6.


        If to Licensee:                          If to KOOP:
        87 Modular Avenue                        225 Arizona Avenue, Suite 250
        Commack, NY 11725                        Santa Monica, CA 90401
        Attention: Mike Finamore                 Attention:  Legal Department
        Facsimile: (631) 543-3335                Facsimile: (310) 395-3800

        11.7 Entire Agreement. This Agreement and the Exhibits attached hereto and incorporated herein by reference constitute the entire agreement between the parties and supersede any and all prior agreements or understandings between the parties with respect to the subject matter hereof. Neither party shall be bound by, and each party specifically objects to, any term, condition or other provision or other condition which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other party in any purchase order, correspondence or other document, unless the party to be bound thereby specifically agrees to such provision in writing.

        11.8 Headings; Severability. The headings used in this Agreement are for convenience only and are not to be construed to have legal significance. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of this Agreement shall remain in full force and effect.

        11.9 No Solicitation or Employment. During the term of this Agreement and for two (2) years after the expiration or termination hereof, the parties agree that they and their affiliates shall not solicit to employ or employ any employee of the other party without prior written consent. For the purpose of this Section 11.9, "affiliate" means any entity that directly or indirectly controls, or is under common control with, or is controlled by the party at issue; "control" (including, with its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

        11.10 Counterparts. This Agreement may be executed in multiple counterparts, all of which, taken together, shall constitute one and the same instrument.

        11.11 Remedies. The parties acknowledge and agree that money damages alone are not an adequate remedy for any breach of any provision of this Agreement. Therefore, in the event of a breach or threatened breach of any provision of this Agreement, the parties agree and consent that, in addition to all other remedies, shall have the right to immediately seek, obtain and enforce injunctive relief prohibiting the breach or compelling specific performance, without the need to post any bond or for any other undertaking, including without limitation proving the inadequacy of monetary damages.

        11.12 Force Majeure. Neither party shall be liable for delay or default in the performance of its obligations under this Agreement (other than for non-payment) if such delay or default is caused by conditions beyond its reasonable control, including, but not limited to, fire, flood, accident, earthquakes, telecommunications line failures, storm, acts of war, riot, government interference, strikes and/or walk outs. In the event of a force majeure event that lasts longer than thirty (30) days, the party not experiencing the force majeure event may terminate this Agreement upon written notice to the other party.

        IN WITNESS HEREOF, the parties hereto have caused this Agreement to be executed by duly authorized officers or representatives as of the Effective Date.

LICENSEE                               DRKOOP.COM, INC.

By:                                    By:
   -------------------------------          ------------------------------------
Name:                                  Name:
     -----------------------------           -----------------------------------
Title:                                 Title:
      ----------------------------            ----------------------------------